Exhibit 10.4

Head Agreement

in relation to the acquisition of the Savage River iron ore mine

Ivanhoe Mines Ltd. (Vendor)
Stemcor Pellets Ltd (Purchaser)
Dominant Holdings AG (Assignee)
Stemcor Holdings Limited (Guarantor)

AURORA PLACE, 88 PHILLIP STREET, SYDNEY NSW 2000, DX 117 SYDNEY
TEL: +61 2 9921 8888 FAX: +61 2 9921 8123
www.minterellison.com

Head Agreement
in relation to the acquisition of the Savage River iron ore mine

Details		4

Agreed terms		6

1.	Defined terms & interpretation	6
1.1	Defined terms	6
1.2	Interpretation	10
1.3	Headings	11

2.	Transaction	11
2.1	Assignment of Debts	11
2.2	Purchase of Shares	11

3.	Transaction Consideration	11
3.1	Amount	11
3.2	Initial Transaction Consideration - Tranche 1	11
3.3	Initial Transaction Consideration - Tranche 2	11
3.4	Deferred Transaction Consideration to be paid in annual instalments	12
3.5	Amount of each Instalment	12
3.6	Stoppage Consideration	12
3.7	Split of Transaction Consideration	13
3.8	Cleared funds	14

4.	Non-Solicitation Period	14
4.1	Conduct during Non-Solicitation Period	14
4.2	Notification of approaches	14
4.3	Normal provision or information	14
4.4	Right to exceed Other Proposal	15

5.	Representations by parties	15
5.1	Representations by Assignee	15
5.2	Tax representation by Assignee	15
5.3	Application of representations by the Assignee	16
5.4	Representations by Purchaser	16
5.5	Tax representation by Purchaser	16
5.6	Application of representations by the Purchaser	16
5.7	Representations by Guarantor	16
5.8	Tax representation by Guarantor	17
5.9	Application of representations by the Guarantor	17
5.10	Representations by Vendor	17
5.11	Application of representations by the Vendor	17

6.	Confidentiality and publicity	18
6.1	Confidentiality – Purchaser	18
6.2	Confidentiality - Vendor	18
6.3	Confidential Information	18
6.4	Announcements	18

Minter Ellison | Ref: JSTH:AWDA 20-4747684	Head Agreement | page 2

7.	Obligation to consult in relation to Production	19

8.	Resolution of disputes – international arbitration	19

9.	GST	19
9.1	Interpretation	19
9.2	GST gross up	19
9.3	Reimbursements	19
9.4	Tax invoice	19

10.	Guarantor’s guarantee	19
10.1	Guarantee and indemnity	19
10.2	Extent of guarantee and indemnity	20
10.3	Principal and independent obligation	20
10.4	Enforcement against Guarantor	20
10.5	Reinstatement of guarantee and indemnity	20

11.	Notices and other communications	21
11.1	Service of notices	21
11.2	Effective on receipt	21

12.	Miscellaneous	21
12.1	Alterations	21
12.2	Approvals and consents	21
12.3	Assignment	21
12.4	Costs	21
12.5	Stamp duty	21
12.6	Survival	21
12.7	Counterparts	22
12.8	No merger	22
12.9	Entire agreement	22
12.10	Further action	22
12.11	Severability	22
12.12	Waiver	22
12.13	Relationship	22
12.14	Governing law and jurisdiction	22

Schedule 1 - Arbutus Agreement		23

Schedule 2 - Beviron Agreement		24

Schedule 3 - Deed of Assignment		25

Signing page		26

Minter Ellison | Ref: JSTH:AWDA 20-4747684	Head Agreement | page 3

Details

Date	4 February 2005

Parties

Name	Ivanhoe Mines Ltd. ARBN 075 217 097
Short form name	Vendor
Notice details	Suite 654, 999 Canada Place, Vancouver, British Columbia V6C 3E1, Canada
Facsimile +1 604 682 6728
Attention Peter Meredith

Name	Stemcor Pellets Ltd - registered number 2188847
Short form name	Purchaser
Notice details	Level 27, City Point, 1 Ropemaker Street, London
EC2Y9ST, United Kingdom
Facsimile +44 20 7775 3679
Attention Company Secretary

Name	Dominant Holdings AG - CH-130.0.005.376-5
Short form name	Assignee
Notice details	Poststrasse 5
CH-8808 Pfaeffikon SZ
Switzerland
Facsimile +41 58 261 5001
Attention Andreas Baer

Name	Stemcor Holdings Limited
Short form name	Guarantor
Notice details	Level 27, City Point, 1 Ropemaker Street, London
EC2Y9ST, United Kingdom
Facsimile +44 20 7775 3679
Attention Company Secretary

Background

A	Immediately prior to the assignment of the following debts under the Deed of Assignment, the Vendor will be the legal and beneficial owner of the following debts:

(i)      Beviron Debt 2;

(ii)      Beviron Debt 3;

(iii)      Goldamere Debt;

(iv)      Beviron Debt 6; and

(v)      Arbutus Debt.

B	The Vendor is the legal and beneficial owner of the Arbutus Shares.

Minter Ellison | Ref: JSTH:AWDA 20-4747684	Head Agreement | page 4

C	At the Completion Date, the Vendor will be the legal and beneficial owner of the Beviron Shares following the liquidation of Goldamere Holdings (Canada) Limited and ABM Mining Limited.

D	The Vendor has agreed to assign its rights in relation to the Debts to the Assignee, and the Assignee has agreed to accept the assignment of the Vendor’s rights in relation to the Debts, on and from 25 February 2005 or such later date agreed between the Vendor and the Assignee, but in any event a date being no later than one Business Day prior to the Completion Date on the terms and conditions set out in this agreement and the Transaction Documents.

E	The Vendor has agreed to sell and the Purchaser has agreed to purchase the Beviron Shares on the terms and conditions set out in this agreement and the Transaction Documents.

F	The Vendor has agreed to sell and the Assignee has agreed to purchase the Arbutus Shares on the terms and conditions set out in this agreement and the Transaction Documents.

G	The Guarantor is the ultimate holding company of the Purchaser and Assignee and has agreed to guarantee the obligations of the Purchaser and Assignee under this agreement and the Transaction Documents.

Minter Ellison | Ref: JSTH:AWDA 20-4747684	Head Agreement | page 5

Agreed terms

1.	Defined terms & interpretation

1.1	Defined terms

In this document:

ABM Mining Limited means ABM Mining Limited, a company incorporated in Yukon, Canada, and having its registered office at 300-204, Black Street, Whitehorse, Yukon Y1A 2M9, Canada.

Arbutus means Arbutus Holding Ltd., a company incorporated in the British Virgin Islands, registration number 497003, further details of which are set out in Schedule 1 to the Arbutus Agreement.

Arbutus Agreement means a share sale agreement in respect of the shares held by the Vendor in Arbutus in the form attached to this agreement as Schedule 1.

Arbutus Consideration means US$1 and the monetary consideration, if any, as applied under item 8 of the table in clause 3.7 of this agreement, for the sale of the Arbutus Shares by the Vendor to the Purchaser in accordance with the terms of the Arbutus Agreement.

Arbutus Debt has the meaning given to that term in the Deed of Assignment.

Arbutus Debt Consideration means US$1 and the monetary consideration, if any, as applied under item 5 of the table in clause 3.7 of this agreement, for the assignment by the Vendor of Arbutus Debt to the Assignee in accordance with the terms of the Deed of Assignment.

Arbutus Shares means all of the shares in the capital of Arbutus.

Associate has the meaning given to that term by sections 10 to 17 of the Corporations Act.

Beviron means Beviron Pty Limited ACN 078 197 323, further details of which are set out in Part A of Schedule 1 to the Beviron Agreement.

Beviron Agreement means a share sale agreement in respect of the shares held by the Vendor in Beviron in the form attached to this agreement as Schedule 2.

Beviron Consideration means A$1 and the monetary consideration, if any, as applied under item 7 of the table in clause 3.7 of this agreement, for the sale of the Beviron Shares by the Vendor to the Purchaser in accordance with the terms of the Beviron Agreement.

Beviron Shares means all of the shares in the capital of Beviron.

Beviron Debt 2 has the meaning given to that term in the Deed of Assignment.

Beviron Debt 2 Consideration means US$1 and the monetary consideration, if any, as applied under item 1 of the table in clause 3.7 of this agreement, for the assignment by the Vendor of Beviron Debt 2 to the Assignee in accordance with the terms of the Deed of Assignment.

Beviron Debt 3 has the meaning given to that term in the Deed of Assignment.

Beviron Debt 3 Consideration means US$1 and the monetary consideration, if any, as applied under items 2 and 6 of the table in clause 3.6 of this agreement, for the assignment by the Vendor of Beviron Debt 3 to the Assignee in accordance with the terms of the Deed of Assignment.

Beviron Debt 3 Interest means interest of US$1,512,920 accrued over the period to 31 December 2001 and forming part of Beviron Debt 3.

Minter Ellison | Ref: JSTH:AWDA 20-4747684	Head Agreement | page 6

Beviron Debt 3 Principal means the principal component of Beviron Debt 3, being an amount of US$9,500,000.

Beviron Debt 6 has the meaning given to that term in the Deed of Assignment.

Beviron Debt 6 Consideration means A$1 and the monetary consideration, if any, as applied under item 4 of the table in clause 3.7 of this agreement, for the assignment by the Vendor of Beviron Debt 6 to the Assignee in accordance with the terms of the Deed of Assignment.

Business means the businesses carried on by the Group as at the date of this agreement, including the business of mining iron ore in the area known as Savage River and the production of iron ore pellets in Tasmania in Australia carried on under the business name ‘Australian Bulk Minerals’ and includes all licences, authorities, plant and equipment used in connection with those activities and whose principal place of business is 58-60 Wilmot Street, Burnie, Tasmania, 7320, Australia.

Business Day means:

(a)	for receiving a Notice under clause 11, a day that is not a Saturday, Sunday, public holiday or bank holiday in the place where the Notice is received; and

(b)	for all other purposes, a day that is not a Saturday, Sunday, public holiday or bank holiday in New South Wales.

Business Hours means from 9.00am to 5.00pm on a Business Day.

Cashflow Adjustment means an amount calculated in accordance with the following formula:

Cashflow Adjustment	=	Sales for the relevant Ore Year

1,800,000

Completion Date has the meaning given to that term in the Beviron Agreement.

Confidential Information means:

(a)	all information of, used by, related to or connected with the Business, any Group Company or their transactions, operations and affairs;

(b)	all other information treated by any Group Company as confidential;

(c)	all notes, data, reports and other records (whether or not in tangible form) based on, incorporating or derived from information referred to in paragraphs (a) or (b); and

(d)	all copies (whether or not in tangible form) of the information, notes, reports and records referred to in paragraphs (a), (b) or (c),

that is not public knowledge (otherwise than as a result of a breach of a confidentiality obligation of a party).

Corporations Act means the Corporations Act 2001 (Cth).

Debts means:

(i)	Beviron Debt 2;

(ii)	Beviron Debt 3;

(iii)	Beviron Debt 6;

(iv)	Goldamere Debt; and

(v)	Arbutus Debt.

Deed of Assignment means a deed of assignment in respect of the Debts in a form substantially similar to that attached to this agreement as Schedule 3.

Minter Ellison | Ref: JSTH:AWDA 20-4747684	Head Agreement | page 7

Deferred Transaction Consideration means an amount comprised of five (5) annual Instalments, payable in accordance with clause 3.4.

dltu means dry long tonne units.

Event 1 Amount means the total amount of iron ore pellets (expressed in dry metric tonnes) produced by the Business in the Pellet Period but not sold. An amount of iron ore pellets will be taken to have been sold by the Business in the Pellet Period where the date of the bill of lading relating to the shipment of those iron ore pellets falls within the Pellet Period.

Event 1 Date means five (5) Business Days after the first date on which Sales since the end of the Pellet Period exceeds the Event 1 Amount.

Event 2 Amount means the difference between Full Capacity and Production for the Pellet Period (expressed in dry metric tonnes).

Event 2 Date means five (5) Business Days after the first date on which Sales since the end of the Pellet Period exceeds the amount determined by adding the Event 1 Amount to the Event 2 Amount.

Full Capacity means 8.815 million dry metric tonnes of iron ore pellets.

Goldamere means Goldamere Pty Limited ACN 073 634 581, further details of which are set out in Part B of Schedule 1 to the Beviron Agreement

Goldamere Debt has the meaning given to that term in the Deed of Assignment.

Goldamere Debt Consideration means US$1 and the monetary consideration, if any, as applied under item 3 of the table in clause 3.7 of this agreement, for the assignment by the Vendor of Goldamere Debt to the Assignee in accordance with the terms of the Deed of Assignment.

Goldamere Holdings (Canada) Limited means Goldamere Holdings (Canada) Limited, a company incorporated in Yukon, Canada, and having its registered office at 300-204, Black Street, Whitehorse, Yukon Y1A 2M9, Canada.

Group means Beviron and Goldamere.

Group Company means any of Beviron and Goldamere.

Initial Transaction Consideration — Tranche 1 means the amount of US$15,000,000, payable in accordance with clause 3.2.

Initial Transaction Consideration — Tranche 2 means the amount of US$6,500,000 (or as may be increased under clause 3.3), payable in accordance with clause 3.3.

Instalment means an instalment of the Deferred Transaction Consideration the amount of which is to be calculated in accordance with clause 3.5 and is to be paid in accordance with clause 3.4.

Liabilities includes all liabilities (whether actual, contingent or prospective), losses, damages, costs and expenses of whatever description.

mt means metric tonne.

Nibrasco Pellet Price means the effective price (NPP) expressed in metric tonne (mt) calculated from the Nibrasco/JSM fob Tubarao price level as quoted in the TEX Report and expressed in US cents per dltu using the following formula:

NPP (mt)	=	Nibrasco/JSM price per dltu * 0.655)

1.0161

For example, in 2004:

Minter Ellison | Ref: JSTH:AWDA 20-4747684	Head Agreement | page 8

NPP (mt)	=	(59.10 * 0.655)	=	US$38.097 per mt

1.0161

Non-Solicitation Period means the period from the date of execution of this agreement to the Completion Date, inclusive.

NPPM means the number in the first column of the table in clause 3.5 nearest to the Nibrasco Pellet Price shown in the second column of that table as at the date that an Instalment is required to be paid in accordance with clause 3.4.

Ore Year means the period from 1 April in any given year to 31 March of the following year.

Other Proposal means any expression of interest, proposal or offer by any person (other than the Purchaser or an Associate of the Purchaser) to evaluate or enter into any transaction the terms of which are similar to those set out in this agreement, or under which:

(a)	that person (together with its Associates) may acquire any interest in the Shares or any shares in Goldamere;

(b)	that person may acquire, directly or indirectly (including by way of joint venture, dual listed company structure or otherwise), any interest in all or a substantial part of the Business;

(c)	that person may otherwise acquire control of or merge or amalgamate with any or all of Arbutus, Beviron and Goldamere;

(d)	Any or all of Arbutus, Beviron and Goldamere, will issue any of its share capital as consideration for the assets or share capital of another person; or

(e)	Any or all of Arbutus, Beviron and Goldamere, will effect or implement any reorganisation, recapitalisation or dissolution.

Pellet Period means the period from 1 April 2005 to 31 March 2010.

Production means the amount of iron ore pellets (expressed in dry metric tonnes) produced by the Business in a given period.

Sales means the total amount of iron ore pellets (expressed in dry metric tonnes) sold (at any price) by the Business in the relevant period. An amount of iron ore pellets will be taken to have been sold by the Business in a relevant period where the date of the bill of lading relating to the shipment of those iron ore pellets falls within the relevant period.

Sales Target means Sales during the Pellet Period equal to or exceeding Production for the Pellet Period.

Shares means the Arbutus Shares and the Beviron Shares.

Stoppage Consideration means an amount payable (if any) under clause 3.6.

Tax means all forms of taxes, duties, imposts, charges, withholdings, rates, levies or other governmental impositions of whatever nature and by whatever authority imposed, assessed or charged together with all costs, charges, interest, penalties, fines, expenses and other additional statutory charges, incidental or related to the imposition.

Transaction Consideration means the monetary consideration (deferred, conditional or otherwise) for the transactions contemplated by this agreement and the Transaction Documents, as set out in clause 3.

Transaction Documents means the:

(i)	Arbutus Agreement;

Minter Ellison | Ref: JSTH:AWDA 20-4747684	Head Agreement | page 9

(ii)	Beviron Agreement; and

(iii)	Deed of Assignment.

1.2	Interpretation

In this agreement, except where the context otherwise requires:

(a)	the singular includes the plural and vice versa, and a gender includes other genders;

(b)	another grammatical form of a defined word or expression has a corresponding meaning;

(c)	a reference to a clause, paragraph, schedule or annexure is to a clause or paragraph of, or schedule or annexure to, this agreement, and a reference to this agreement includes any schedule or annexure;

(d)	a reference to a document or instrument includes the document or instrument as novated, altered, supplemented or replaced from time to time;

(e)	a reference to A$, $A or AUD is to Australian currency;

(f)	a reference to US$, $US or USD is to United States currency;

(g)	a reference to time is to Sydney, Australia time;

(h)	a reference to a party is to a party to this agreement, and a reference to a party to a document includes the party’s executors, administrators, successors and permitted assigns and substitutes;

(i)	a reference to a person includes a natural person, partnership, body corporate, association, governmental or local authority or agency or other entity;

(j)	a reference to a statute, ordinance, code or other law includes regulations and other instruments under it and consolidations, amendments, re-enactments or replacements of any of them;

(k)	a word or expression defined in the Corporations Act has the meaning given to it in the Corporations Act;

(l)	the meaning of general words is not limited by specific examples introduced by including, for example or similar expressions;

(m)	any agreement, representation, warranty or indemnity by two or more parties (including where two or more persons are included in the same defined term) binds them jointly and severally;

(n)	any agreement, representation, warranty or indemnity in favour of two or more parties (including where two or more persons are included in the same defined term) is for the benefit of them jointly and severally;

(o)	a rule of construction does not apply to the disadvantage of a party because the party was responsible for the preparation of this agreement or any part of it; and

(p)	if a day on or by which an obligation must be performed or an event must occur is not a Business Day, the obligation must be performed or the event must occur on or by the next Business Day.

(q)	a reference to except as disclosed is to something disclosed in this agreement or the Disclosure Letters referred to in the Beviron Agreement and Arbutus Agreement.

Minter Ellison | Ref: JSTH:AWDA 20-4747684	Head Agreement | page 10

1.3	Headings

Headings are for ease of reference only and do not affect interpretation.

2.	Transaction

2.1	Assignment of Debts

The parties agree to enter into the following documents in order that the Debts may be assigned by the Vendor to the Assignee on the terms and conditions set out in the relevant Transaction Document:

Loan	Transaction Document

Beviron Debt 2	Deed of Assignment

Beviron Debt 3	Deed of Assignment

Goldamere Debt	Deed of Assignment

Beviron Debt 6	Deed of Assignment

Arbutus Debt	Deed of Assignment

2.2	Purchase of Shares

The parties agree to enter into the following documents in order that the Vendor will sell the Shares and:

(a)	the Purchaser will purchase the Beviron Shares; and

(b)	the Assignee will purchase the Arbutus Shares,

on the terms and conditions set out in the relevant Transaction Document:

Shares	Transaction Document

Arbutus Shares	Arbutus Agreement

Beviron Shares	Beviron Agreement

3.	Transaction Consideration

3.1	Amount

The Transaction Consideration comprises:

(a)	The Initial Transaction Consideration — Tranche 1;

(b)	The Initial Transaction Consideration — Tranche 2;

(c)	The Deferred Transaction Consideration (if any); and

(d)	The Stoppage Consideration (if any).

3.2	Initial Transaction Consideration — Tranche 1

The Assignee must pay the Initial Transaction Consideration — Tranche 1 on the Completion Date.

3.3	Initial Transaction Consideration — Tranche 2

The Initial Transaction Consideration — Tranche 2 is to be paid on or before either:

Minter Ellison | Ref: JSTH:AWDA 20-4747684	Head Agreement | page 11

(a)	31 July 2005; or

(b)	31 January 2006,

at the Assignee’s option, provided however that if the Assignee does not pay the Initial Transaction Consideration — Tranche 2 on or before 31 July 2005, the Initial Transaction Consideration — Tranche 2 shall be increased by an amount equal to US$195,000.

3.4	Deferred Transaction Consideration to be paid in annual instalments

The Deferred Transaction Consideration will be payable in five (5) annual Instalments by the party whose name is shown next to the relevant item in the table in clause 3.7. The amount of each Instalment is to be determined by reference to clause 3.5 and is to be paid not later than 31 March of the calendar year in which the Instalment is required to be paid.

The first Instalment under this clause 3.4 is required to be paid on 31 March 2006.

3.5	Amount of each Instalment

The amount of each Instalment is to be determined in accordance with the following formula:

Instalment	=	NPPM x US$1,800,000 x Cashflow Adjustment

where NPPM (the Nibrasco Pellet Price multiplier) expressed in US$ per mt is determined by reference to the following table:

NPPM	Nibrasco Pellet Price as at the date that the Instalment is required to be paid

Nil	Less than US$30 per mt

1	Greater than or equal to US$30 per mt but less than US$35 per mt

1.5	Greater than or equal to US$35 per mt but less than US$40 per mt

2	Greater than or equal to US$40 per mt but less than US$42.5 per mt

3	Greater than or equal to US$42.5 per mt but less than US$43.75 per mt

3.5	Greater than or equal to US$43.75 per mt but less than US$45 per mt

4	Greater than or equal to US$45 per mt but less than US$47.5 per mt

5	Greater than or equal to US$47.5 per mt but less than US$50 per mt

6	Greater than or equal to US$50 per mt but less than US$55 per mt

7.75	Greater than or equal to US$55 per mt but less than US$60 per mt

9.5	Greater than or equal to US$60 per mt but less than US$65 per mt

11.25	Greater than or equal to US$65 per mt but less than US$70 per mt

13	Greater than or equal to US$70 per mt but less than US$75 per mt

14.75	Greater than or equal to US$75 per mt but less than US$80 per mt

16.5	Greater than or equal to US$80 per mt

3.6	Stoppage Consideration

Where one of the events set out in the following table occurs, an amount of Stoppage Consideration shown next to that item shall be payable on or before the date indicated:

Minter Ellison | Ref: JSTH:AWDA 20-4747684	Head Agreement | page 12

Date on or before
which Stoppage
Consideration to be
	Event	Stoppage Consideration	paid

1.	Where the Sales Target is not met for the Pellet Period	The amount determined by multiplying the Event 1 Amount by US$1 and then by the NPPM (as determined under clause 3.5 for the Ore Year in which the Event 1 Date falls)	Event 1 Date

2.	Production at the Savage River Mine during the Pellet Period is less than 95% of Full Capacity	The amount determined by multiplying the Event 2 Amount by US$1 and then by the NPPM (as determined under clause 3.5 for the Ore Year in which the Event 2 Date falls)	Event 2 Date

3.7	Split of Transaction Consideration

The Transaction Consideration shall be applied in the following order sequentially (provided, however, that the Guarantor may, at sole discretion, direct that the order of items 6 and 7 in the table be reversed) and be paid by the party whose name is shown next to the relevant item number, until it is exhausted such that the amount applied in respect of each item does not exceed the corresponding maximum amount(s) as shown in the table:

Maximum
amount to be
Rank	As consideration for:	applied:	Party

1.	The assignment by the Vendor of Beviron Debt 2 to the Assignee in accordance with the terms of the Deed of Assignment.	US$5,000,000	Assignee

2.	The assignment by the Vendor of Beviron Debt 3 Principal to the Assignee in accordance with the terms of the Deed of Assignment.	US$9,500,000	Assignee

3.	The assignment by the Vendor of Goldamere Debt to the Assignee in accordance with the terms of the Deed of Assignment.	US$15,200,397 and A$4,457,802	Assignee

4.	The assignment by the Vendor of Beviron Debt 6 to the Assignee in accordance with the terms of the Deed of Assignment.	A$11,000,000	Assignee

5.	The assignment by the Vendor of Arbutus Debt to the Assignee in accordance with the terms of the Deed of Assignment.	US$8,192,085	Assignee

6.	The assignment by the Vendor of the Beviron Debt 3 Interest to the Assignee in accordance with the terms of the Deed of Assignment.	US$1,512,920	Assignee

7.	The purchase of the Beviron Shares.	A$126,180,149	Purchaser

Minter Ellison | Ref: JSTH:AWDA 20-4747684	Head Agreement | page 13

Maximum
amount to be
Rank	As consideration for:	applied:	Party
8.	The purchase of the Arbutus Shares.	The remaining Transaction Consideration	Assignee

3.8	Cleared funds

All payments under this clause 3 must be paid by bank cheque, telegraphic transfer to an account or accounts nominated by the Vendor or otherwise in cleared funds.

4.	Non-Solicitation Period

4.1	Conduct during Non-Solicitation Period

During the Non-Solicitation Period, the Vendor must not, subject to this clause 4, and must use its best efforts to cause its Associates, officers and advisers not to:

(a)	solicit, encourage or invite, directly or indirectly, any enquiries, discussions or proposals in relation to, or which may reasonably be expected to lead to, an Other Proposal;

(b)	initiate any discussions or negotiations in relation to, or which may reasonably be expected to lead to, an Other Proposal or which might otherwise lead to the transactions set out in this agreement not proceeding, whether any such discussions or negotiations are solicited or encouraged by the Vendor or otherwise;

(c)	recommend or endorse, or propose to recommend or endorse, any Other Proposal; or

(d)	communicate to any person an intention to do any of the things referred to in clauses 4.1(a) to 4.1(c).

4.2	Notification of approaches

During the Non-Solicitation Period, the Vendor will promptly advise the Purchaser of:

(a)	any approach, inquiry or proposal made to, and any attempt to initiate negotiations or discussions with Vendor or its Associates with respect to any Other Proposal, whether unsolicited or otherwise;

(b)	any request for information relating to the Group, any Group Company or the Business which the Vendor has reasonable grounds to suspect may relate to a current or future Other Proposal;

(c)	the identity of the person or persons taking any action referred to clause 4.2(a) or 4.2(b), and the terms and conditions of any Other Proposal; and

(d)	any provision by the Vendor or any of its Associates of any information relating to the Group, any Group Company or the Business to any person in connection with or for the purposes of an Other Proposal.

4.3	Normal provision or information

Nothing in this clause 4 prevents the Vendor from:

(a)	providing information to its Associates;

(b)	the provision of any information required by law;

(c)	permitting any party that has, prior to the commencement of the Non-Solicitation Period, made or indicated its intention to make an Other Proposal from initiating, pursuing or completing due diligence investigations in relation to the Group, any Group Company, Arbutus or the Business;

Minter Ellison | Ref: JSTH:AWDA 20-4747684	Head Agreement | page 14

(d)	providing any information in relation to the Group, any Group Company or the Business as any such party to this agreement may request in connection with such due diligence investigations; or

(e)	receiving an Other Proposal from any such party.

4.4	Right to exceed Other Proposal

If, prior to the Completion Date, a party other than the Purchaser makes an Other Proposal (the First Offer) to the Vendor that its Board of Directors determines, in the exercise of its fiduciary duties, is superior in any material respect to the terms hereof, the Vendor shall give notice in writing to the Purchaser of such Other Proposal within two business days of the date of such determination by the Board. If, within seven business days of the delivery of such notice, the Purchaser does not deliver an offer in writing to the Vendor that the Board of Directors of the Vendor concludes, in the exercise of its fiduciary duties, is superior in a material respect to the First Offer, the Vendor shall be free to terminate this agreement and all Transaction Documents, accept the First Offer and complete the transaction contemplated thereby with the buyer thereunder. In such event, upon closing of the transaction contemplated by the First Offer, the Vendor shall reimburse an amount, not to exceed US$200,000, to the Purchaser as reimbursement of reasonable and properly documented expenses directly incurred by the Purchaser in connection with the negotiation and entering into of this agreement and the Transaction Documents, the conduct of its due diligence enquiries and satisfaction of any conditions precedent, within 14 days after the Purchaser gives to the Vendor a copy of the detailed invoice for the amount it claims by way of reimbursement.

5.	Representations by parties

5.1	Representations by Assignee

The Assignee represents and warrants to the Vendor that each of the following statements is true and accurate at the date of this agreement and will be true and accurate on the Completion Date:

(a)	it is validly existing under the laws of its place of incorporation or registration;

(b)	it has the power (not limited by its constitution) to enter into and perform its obligations under this agreement and to carry out the transactions contemplated by this agreement;

(c)	it has taken all necessary action to authorise its entry into and performance of this agreement and to carry out the transactions contemplated by this agreement and the Transaction Documents;

(d)	its obligations under this agreement are valid and binding and enforceable against it in accordance with their terms; and

(e)	neither it nor any party related to it has taken any action under which any person is or may be entitled to a commission, brokerage or finder’s fee in connection with the transactions contemplated by this agreement and the Transaction Documents.

5.2	Tax representation by Assignee

The Assignee represents and warrants to the Vendor that it is not, and will not before all Transaction Consideration is paid in accordance with clause 3, either:

(a)	become a resident of Australia for tax purposes; or

(b)	carry on business in Australia at or through a permanent establishment.

Minter Ellison | Ref: JSTH:AWDA 20-4747684	Head Agreement | page 15

In the event that it breaches the warranty set out in this clause 5.2, the Assignee will be liable to indemnify the Vendor for all Tax Liabilities resulting from such breach. For the avoidance of doubt, this obligation is an obligation to which clause 10 of this agreement applies.

5.3	Application of representations by the Assignee

Each of the representations made by the Assignee under clauses 5.1 and 5.2 remains in full force and effect on and after the completion of any transactions contemplated by this agreement and the Transaction Documents.

5.4	Representations by Purchaser

The Purchaser represents and warrants to the Vendor that each of the following statements is true and accurate at the date of this agreement and will be true and accurate on the Completion Date:

(a)	it is validly existing under the laws of its place of incorporation or registration;

(b)	it has the power (not limited by its constitution) to enter into and perform its obligations under this agreement and to carry out the transactions contemplated by this agreement;

(c)	it has taken all necessary action to authorise its entry into and performance of this agreement and to carry out the transactions contemplated by this agreement and the Transaction Documents;

(d)	its obligations under this agreement are valid and binding and enforceable against it in accordance with their terms; and

(e)	neither it nor any party related to it has taken any action under which any person is or may be entitled to a commission, brokerage or finder’s fee in connection with the transactions contemplated by this agreement and the Transaction Documents.

5.5	Tax representation by Purchaser

The Purchaser represents and warrants to the Vendor that it is not, and will not before all Transaction Consideration is paid in accordance with clause 3, either:

(a)	become a resident of Australia for tax purposes; or

(b)	carry on business in Australia at or through a permanent establishment.

In the event that it breaches the warranty set out in this clause 5.5, the Purchaser will be liable to indemnify the Vendor for all Tax Liabilities resulting from such breach. For the avoidance of doubt, this obligation is an obligation to which clause 10 of this agreement applies.

5.6	Application of representations by the Purchaser

Each of the representations made by the Purchaser under clauses 5.4 and 5.5 remains in full force and effect on and after the completion of any transactions contemplated by this agreement and the Transaction Documents.

5.7	Representations by Guarantor

The Guarantor represents and warrants to the Vendor that each of the following statements is true and accurate at the date of this agreement and will be true and accurate on the Completion Date:

(a)	it is validly existing under the laws of its place of incorporation or registration;

(b)	it has the power (not limited by its constitution) to enter into and perform its obligations under this agreement and to carry out the transactions contemplated by this agreement;

Minter Ellison | Ref: JSTH:AWDA 20-4747684	Head Agreement | page 16

(c)	it has taken all necessary action to authorise its entry into and performance of this agreement and to carry out the transactions contemplated by this agreement and the Transaction Documents;

(d)	its obligations under this agreement are valid and binding and enforceable against it in accordance with their terms; and

(e)	neither it nor any party related to it has taken any action under which any person is or may be entitled to a commission, brokerage or finder’s fee in connection with the transactions contemplated by this agreement and the Transaction Documents.

5.8	Tax representation by Guarantor

The Guarantor represents and warrants to the Vendor that it is not, and will not before all Transaction Consideration is paid in accordance with clause 3, either:

(a)	become a resident of Australia for tax purposes; or

(b)	carry on business in Australia at or through a permanent establishment.

In the event that it breaches the warranty set out in this clause 5.8, the Guarantor will be liable to indemnify the Vendor for all Tax Liabilities resulting from such breach.

5.9	Application of representations by the Guarantor

Each of the representations made by the Guarantor under clauses 5.7 and 5.8 remains in full force and effect on and after the completion of any transactions contemplated by this agreement and the Transaction Documents.

5.10	Representations by Vendor

The Vendor represents and warrants to the Purchaser and the Assignee that each of the following statements is true and accurate at the date of this agreement and will be true and accurate on the Completion Date:

(a)	it is validly existing under the laws of its place of incorporation or registration;

(b)	it has the power (not limited by its constitution) to enter into and perform its obligations under this agreement and to carry out the transactions contemplated by this agreement;

(c)	it has taken all necessary action to authorise its entry into and performance of this agreement and to carry out the transactions contemplated by this agreement and the Transaction Documents;

(d)	its obligations under this agreement are valid and binding and enforceable against it in accordance with their terms; and

(e)	neither it nor any party related to it has taken any action under which any person is or may be entitled to a commission, brokerage or finder’s fee in connection with the transactions contemplated by this agreement and the Transaction Documents.

5.11	Application of representations by the Vendor

Each of the representations made by the Vendor under clause 5.10 remains in full force and effect on and after the completion of any transactions contemplated by this agreement and the Transaction Documents.

Minter Ellison | Ref: JSTH:AWDA 20-4747684	Head Agreement | page 17

6.	Confidentiality and publicity

6.1	Confidentiality – Purchaser

The Purchaser and its Associates:

(a)	must keep confidential any confidential information of the Vendor and all Confidential Information disclosed to the Purchaser and/or any of its Associates by or on behalf of the Vendor, or of which the Purchaser and/or any of its Associates becomes aware (whether before or after the date of this agreement); and

(b)	may disclose any confidential information in respect of which the Purchaser and/or any of its Associates has an obligation of confidentiality under paragraph (a) only to those of the Purchaser’s officers or employees or advisers who have a need to know for the purposes of this agreement and the transactions contemplated by it.

6.2	Confidentiality — Vendor

The Vendor and its Associates:

(a)	must keep confidential any confidential information of the Purchaser and all Confidential Information disclosed to the Vendorand/or any of its Associates by or on behalf of the Purchaser, or of which the Vendor and/or any of its Associates becomes aware (whether before or after the date of this agreement); and

(b)	may disclose any confidential information in respect of which the Vendor and/or any of its Associates has an obligation of confidentiality under paragraph 6.1(a) only to those of the Vendor officers or employees or advisers who have a need to know for the purposes of this agreement and the transactions contemplated by it.

6.3	Confidential Information

The provisions of clauses 6.1 and 6.2 apply:

(a)	with respect to Confidential Information:

(i)	until completion of all transactions contemplated by this agreement or the Transaction Documents; or

(ii)	for a period of three years after termination of this agreement,

whichever first occurs; and

(b)	with respect to any other confidential information of the Vendor or the Purchaser, until that information is public knowledge (otherwise than as a result of a breach of confidentiality by the Purchaser or Vendor (as applicable) or any of its permitted discloses).

6.4	Announcements

A party must not make or authorise a press release or public announcement relating to the negotiations of the parties or the subject matter or provisions of this agreement (Announcement) unless:

(a)	it is required to be made by law or the rules of the Australian Stock Exchange, Toronto Stock Exchange, NASDAQ or any other relevant stock exchange and before it is made that party has made reasonable efforts to:

(i)	notify the Purchaser and the Vendor; and

(ii)	give the Purchaser and the Vendor a reasonable opportunity to comment on the contents of, and the requirement for, the Announcement; or

Minter Ellison | Ref: JSTH:AWDA 20-4747684	Head Agreement | page 18

(b)	it has the prior written approval of the Purchaser and the Vendor.

7.	Obligation to consult in relation to Production

The Purchaser agrees to procure that Goldamere consults with the Vendor in relation to any events which may or will result in Production for a given Ore Year during the Pellet Period falling below the amount shown for that Ore Year in the 2005 Savage River mine plan.

8.	Resolution of disputes – international arbitration

All disputes arising out of or in connection with this contract must be finally settled under the Rules of Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with those Rules.

9.	GST

9.1	Interpretation

In this clause 9, a word or expression defined in the A New Tax System (Goods and Services Tax) Act 1999 (Cth) has the meaning given to it in that Act.

9.2	GST gross up

If a party makes a supply under or in connection with this agreement in respect of which GST is payable, the consideration for the supply but for the application of this clause 9.2 (GST exclusive consideration) is increased by an amount equal to the GST exclusive consideration multiplied by the rate of GST prevailing at the time the supply is made.

9.3	Reimbursements

If a party must reimburse or indemnify another party for a loss, cost or expense, the amount to be reimbursed or indemnified is first reduced by any input tax credit the other party is entitled to for the loss, cost or expense, and then increased in accordance with clause 9.2.

9.4	Tax invoice

A party need not make a payment for a taxable supply made under or in connection with this agreement until it receives a tax invoice for the supply to which the payment relates.

10.	Guarantor’s guarantee

10.1	Guarantee and indemnity

(a)	In consideration of the Vendor agreeing to enter into this agreement and the Transaction Documents at the Guarantor’s request, the Guarantor unconditionally and irrevocably:

(i)	guarantees to the Vendor the due and punctual performance and observance by the Purchaser and Assignee of all of the obligations contained in or implied under this agreement and the Transaction Documents that must be performed and observed by the Purchaser and Assignee (Guaranteed Obligations); and

(ii)	(as an additional and separately enforceable obligation to the guarantee in clause 10.1(a)(i)) indemnifies the Vendor against all losses, damages, costs and expenses which the Vendor may now or in the future suffer or incur consequent on or arising directly or indirectly out of any breach or non-observance by the Purchaser or Assignee of a Guaranteed Obligation.

Minter Ellison | Ref: JSTH:AWDA 20-4747684	Head Agreement | page 19

(b)	If the Purchaser or Assignee (as applicable) fails to perform a Guaranteed Obligation on time, the Guarantor must perform that Guaranteed Obligation on demand by the Vendor (whether or not the Vendor has demanded that the Purchaser or Assignee (as applicable) do so).

10.2	Extent of guarantee and indemnity

This clause 10 applies and the obligations of the Guarantor remain unaffected despite:

(a)	an amendment of this agreement or any of the Transaction Documents, whether with or without the Guarantor’s knowledge or consent; or

(b)	a rule of law or equity to the contrary; or

(c)	an insolvency event affecting a person or the death of a person; or

(d)	a change in the constitution, membership, or partnership of a person; or

(e)	the partial performance of the Guaranteed Obligations; or

(f)	the Guaranteed Obligations not being enforceable at any time (whether by reason of a legal limitation, disability or incapacity on the part of the Purchaser and/or the Assignee and whether this agreement is void ab initio or is subsequently avoided) against the Purchaser and/or the Assignee; or

(g)	the Vendor granting any time or other indulgence or concession to, compounding or compromising with, or wholly or partially releasing the Purchaser, the Assignee or the Guarantor of an obligation; or

(h)	another thing happening that might otherwise release, discharge or affect the obligations of the Guarantor under this agreement.

10.3	Principal and independent obligation

Each of the guarantee in clause 10.1(a)(i) and the indemnity in clause 10.1(a)(ii) is:

(a)	a principal obligation and is not to be treated as ancillary or collateral to another right or obligation; and

(b)	independent of and not in substitution for or affected by another security interest or guarantee or other document or agreement which the Vendor or another person may hold concerning the Guaranteed Obligations.

10.4	Enforcement against Guarantor

The Vendor may enforce this clause 10 against the Guarantor without first having to resort to another guarantee or security interest or other agreement relating to the Guaranteed Obligations.

10.5	Reinstatement of guarantee and indemnity

If any payment or other transaction in connection with the Guaranteed Obligations or this clause 10 is or becomes void, voidable, unenforceable or defective or a claim of such is upheld or settled (each an Avoidance), then:

(a)	the Guarantor’s liability will continue, and be what it would have been had the Avoidance not occurred; and

(b)	the Guarantor must execute and do everything necessary to restore the Vendor to its position immediately before the Avoidance.

Minter Ellison | Ref: JSTH:AWDA 20-4747684	Head Agreement | page 20

11.	Notices and other communications

11.1	Service of notices

A notice, demand, consent, approval or communication under this agreement (Notice) must be:

(a)	in writing, in English and signed by a person duly authorised by the sender; and

(b)	hand delivered or sent by prepaid post or facsimile to the recipient’s address for Notices specified in the Details, as varied by any Notice given by the recipient to the sender.

11.2	Effective on receipt

A Notice given in accordance with clause 11.1 takes effect when taken to be received (or at a later time specified in it), and is taken to be received:

(a)	if hand delivered, on delivery;

(b)	if sent by prepaid post, the second Business Days after the date of posting (or the seventh Business Day after the date of posting if posted to or from a place outside Australia);

(c)	if sent by facsimile, when the sender’s facsimile system generates a message confirming successful transmission of the entire Notice unless, within eight Business Hours after the transmission, the recipient informs the sender that it has not received the entire Notice, but if the delivery, receipt or transmission is not on a Business Day or is after 5.00pm on a Business Day, the Notice is taken to be received at 9.00am on the next Business Day.

12.	Miscellaneous

12.1	Alterations

This agreement may be altered only in writing signed by each party.

12.2	Approvals and consents

Except where this agreement expressly states otherwise, a party may, in its discretion, give conditionally or unconditionally or withhold any approval or consent under this agreement.

12.3	Assignment

A party may only assign this agreement or a right under this agreement with the prior written consent of each other party.

12.4	Costs

Each party must pay its own costs of negotiating, preparing and executing this agreement.

12.5	Stamp duty

Any stamp duty, duties or other taxes of a similar nature (including fines, penalties and interest) in connection with this agreement or any transaction contemplated by this agreement, must be paid by the Purchaser.

12.6	Survival

Any indemnity or any obligation of confidence under this agreement is independent and survives termination of this agreement. Any other term by its nature intended to survive termination of this agreement survives termination of this agreement.

Minter Ellison | Ref: JSTH:AWDA 20-4747684	Head Agreement | page 21

12.7	Counterparts

This agreement may be executed in counterparts. All executed counterparts constitute one document.

12.8	No merger

The rights and obligations of the parties under this agreement do not merge on completion of any transaction contemplated by this agreement.

12.9	Entire agreement

This agreement, together with the Transaction Documents, constitutes the entire agreement between the parties in connection with its subject matter and supersedes all previous agreements or understandings between the parties in connection with its subject matter, including the memorandum of understanding between the Company, Stemcor Australia Pty Limited and the Vendor, dated 1 December 2004.

12.10	Further action

Each party must do, at its own expense, everything reasonably necessary (including executing documents) to give full effect to this agreement and any transactions contemplated by it.

12.11	Severability

A term or part of a term of this agreement that is illegal or unenforceable may be severed from this agreement and the remaining terms or parts of the term of this agreement continue in force.

12.12	Waiver

A party does not waive a right, power or remedy if it fails to exercise or delays in exercising the right, power or remedy. A single or partial exercise of a right, power or remedy does not prevent another or further exercise of that or another right, power or remedy. A waiver of a right, power or remedy must be in writing and signed by the party giving the waiver.

12.13	Relationship

Except where this agreement expressly states otherwise, it does not create a relationship of employment, trust, agency or partnership between the parties.

12.14	Governing law and jurisdiction

This agreement is governed by the law of New South Wales and each party irrevocably and unconditionally submits to the non-exclusive jurisdiction of the courts of New South Wales.

Minter Ellison | Ref: JSTH:AWDA 20-4747684	Head Agreement | page 22

Schedule 1 — Arbutus Agreement

Minter Ellison | Ref: JSTH:AWDA 20-4747684	Head Agreement | page 23

Schedule 2 — Beviron Agreement

Minter Ellison | Ref: JSTH:AWDA 20-4747684	Head Agreement | page 24

Schedule 3 — Deed of Assignment

Minter Ellison | Ref: JSTH:AWDA 20-4747684	Head Agreement | page 25

Signing page

EXECUTED as an agreement.

Executed by Ivanhoe Mines Ltd. by its attorney Sebastian Hempel under power of attorney dated 3 February 2005 in the presence of

“Angus Davison”	“Sebastian Hempel”

Signature of witness	Sebastian Hempel

Angus Davison

Name of witness (print)

Executed by Stemcor Pellets Ltd by its attorneys Paul Whitehead and Thomas Girgensohn under power of attorney dated 3 February 2005 in the presence of

“T. Girgensohn”	“Paul Whitehead”

Signature of witness	Paul Whitehead

T. Girgensohn

Name of witness (print)	Thomas Girgensohn

Executed by Dominant Holdings AG by its attorneys Paul Whitehead under power of attorney dated 3 February 2005 in the presence of

“T. Girgensohn”	“Paul Whitehead”

Signature of witness	Paul Whitehead

T. Girgensohn

Name of witness (print)	Thomas Girgensohn

Executed by Stemcor Holdings Limited by its attorneys Paul Whitehead and Thomas Girgensohn under power of attorney dated 3 February 2005 in the presence of

“T. Girgensohn”	“Paul Whitehead”

Signature of witness	Paul Whitehead

T. Girgensohn

Name of witness (print)	Thomas Girgensohn

Minter Ellison | Ref: JSTH:AWDA 20-4747684	Head Agreement | page 26